Exhibit 99.1

Golden Minerals Begins Mining Operations at Velardeña Silver-Gold Properties

GOLDEN, CO - /BUSINESS WIRE/ - January 23, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) is pleased to announce that on December 18, 2023, it began silver-gold mining operations at its Velardeña Properties, located in Durango State, Mexico.

The Company has begun mining in six stopes and is steadily ramping up daily production to reach a rate of approximately 150 tonnes per day (“tpd”) in February, and ultimately a full production rate of approximately 325 tpd by the end of the first quarter.

The restart of mining operations follows the Company’s announcement in November 2023 that it had also begun producing gold-rich pyrite flotation concentrates from Velardeña. The concentrates come from material that has been stockpiled at the Velardeña Properties since the fourth quarter of 2015, when the mines were last operational. At that point, mining activities were suspended when a combination of low metals prices, mining dilution and metallurgical challenges rendered operations unprofitable. The Company elected to preserve the asset for future use, and since that time has evaluated a number of mining methods and processing alternatives that could enable sustainable profitable operations. The December 2023 restart of mining represents the culmination of that work. The Company anticipates continuing to produce the pyrite concentrates until such time that mine production can sustain continuous operation of the flotation plant to produce the three concentrates, lead-silver, zinc, and pyrite-gold from newly mined material.

About Golden Minerals

Golden Minerals is a gold and silver mining company based in Golden, Colorado. The Company is primarily focused on ramping up production at its Velardeña Properties and advancing its Yoquivo property in Mexico, and, through partner-funded exploration, advancing its El Quevar silver property in Argentina. The Company is also focused on acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, such as statements regarding the Velardeña Properties, including tpd production projections in February 2024 and by the end of the first quarter of 2024, plans to continue processing previously stockpiled pyrite concentrates until such time that mine production can sustain continuous operation of the flotation plant to produce concentrates from newly mined material. These statements are subject to risks and uncertainties, including increases in costs and declines in general economic conditions; changes in current payable terms for gold and silver bearing pyrite concentrates; changes in political conditions, in tax, royalty, environmental and other laws in Mexico and other market conditions; unanticipated variations in grade; challenges associated with our proposed mining plans, including difficulties in controlling grade dilution and interruptions in mining; and variations in the anticipated costs to restart Velardeña, Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 764-9170

SOURCE: Golden Minerals Company